EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal 2020 Third Quarter Results

HUNTINGTON BEACH, Calif., Oct. 22, 2020 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for its fiscal 2020 third quarter ended September 29, 2020.

Third Quarter 2020 Highlights Compared to Third Quarter 2019

  Total revenues decreased 28.6% to $198.9 million
  Total restaurant operating weeks increased 0.9%
  Comparable restaurant sales declined 30.2%
  Net loss of $6.6 million compared to net income of $3.7 million
    Third quarter 2020 net loss includes a $1.9 million pretax gain related to a sale-leaseback transaction and a $2.3 million pretax gain related to a settlement with credit card providers pertaining to interchange fees and a settlement related to the repair of handheld tablets.
  Diluted net loss per share of $0.30 compared to diluted net income per share of $0.18
    Third quarter 2020 net loss per share includes a $0.07 gain related to a sale-leaseback transaction and a $0.07 gain related to the settlements described above.
  Adjusted EBITDA of $6.6 million

“The continued commitment and creativity from our team members to drive sales and take care of our guests during this challenging time for our country resulted in significantly improved third quarter performance, over the prior quarter, that exceeded our expectations,” commented Greg Trojan, Chief Executive Officer. “Early in the third quarter we were operating with less than 70% of our restaurant dining rooms open and subject to indoor seating capacity limitations. In response, our teams quickly mobilized to build approximately 100 temporary outdoor patios to provide guests with a safe, comfortable and enjoyable dining experience. These new patios, combined with our continued take-out and delivery focus and certain dining rooms re-opening, helped drive weekly sequential sales increases throughout the quarter. Reflecting these initiatives, our weekly sales average improved from the mid-$60,000 range per restaurant in July to approximately $80,000 per restaurant in the last weeks of September. The improvements in our sales trends, coupled with our productivity and efficiency initiatives implemented since the start of the pandemic, allowed us to return to generating positive cash flow for the quarter. Importantly, our growing sales trends have continued as October weekly sales per restaurant are currently averaging in the low $80,000 range.

“The pandemic has underscored the resilience of our concept and the strength of our brand. Consumers still consider dining at or ordering take-out and delivery from BJ’s an important part of their social lives and overall lifestyle,” continued Trojan. “We presently have 87% of our dining rooms open, albeit in limited capacities, and we are continuing to install glass dividers in our restaurants to enable more guests to enjoy dining at BJ’s in a safe and socially distanced manner. Lastly, I am delighted to announce that to-date, we have welcomed back over 10,000 team members, and we look forward to welcoming more team members back as our restaurants return to normal operations.”

The Company opened its second and last new restaurant for fiscal 2020 earlier this week in Orange Village, Ohio. “We remain committed to our long term national expansion plan to operate at least 425 BJ’s restaurants while continuing to balance new restaurant growth and overall quality and hospitality. While we are currently in the process of finalizing our 2021 business plan, we expect to announce a modest increase in the number of planned new restaurant openings for next year. BJ’s continues to be a preferred tenant for developers, and our development pipeline is in excellent shape reflecting the opportunities we have to expand the BJ’s concept,” concluded Trojan.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its third quarter 2020 earnings release on Thursday, October 22, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots and a menu where craft matters. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 210 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants offer dine-in, take-out, delivery and large party catering. Due to the COVID-19 pandemic, one of our restaurants remains temporarily closed, and dine-in service is currently limited or not available and hours are limited in our remaining 209 restaurants. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer
Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margins, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, the percentage of restaurants open and the timing of the re-opening of our restaurants for on premise dining, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of the COVID-19 pandemic on our restaurant sales and operations, labor and staffing, customer traffic, our supply chain and the ability of our suppliers to continue to timely deliver food and other supplies necessary for the operation of our restaurants, the ability to manage costs and reduce expenditures and the availability of additional financing, (ii) our ability to manage new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (vi) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vii) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (viii) factors that impact California, Texas and Florida, where a substantial number of our restaurants are located, (ix) restaurant and brewery industry competition, (x) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xi) consumer spending trends in general for casual dining occasions, (xii) potential uninsured losses and liabilities due to limitations on insurance coverage, (xiii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xiv) trademark and service-mark risks, (xv) government regulations and licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) the success of our key sales-building and related operational initiatives, (xxii) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxiii) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, as amended, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of (Loss) Income
(Dollars in thousands except for per share data)

	Third Quarter Ended				Nine Months Ended
	September 29, 2020		October 1, 2019		September 29, 2020		October 1, 2019
Revenues	$198,887	100.0%	$278,739	100.0%	$581,506	100.0%	$870,383	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	48,938	24.6	71,552	25.7	144,732	24.9	221,739	25.5
Labor and benefits	74,576	37.5	104,660	37.5	229,929	39.5	318,386	36.6
Occupancy and operating	56,401	28.4	64,921	23.3	163,513	28.1	191,005	21.9
General and administrative	15,250	7.7	14,272	5.1	41,330	7.1	47,153	5.4
Depreciation and amortization	18,037	9.1	18,163	6.5	54,735	9.4	53,644	6.2
Restaurant opening	128	0.1	970	0.3	823	0.1	2,028	0.2
Loss on disposal and impairment of assets	177	0.1	931	0.3	14,502	2.5	3,618	0.4
Gain on lease transactions, net	(1,940)	(1.0)	-	-	(1,940)	(0.3)	-	-
Total costs and expenses	211,567	106.4	275,469	98.8	647,624	111.4	837,573	96.2
(Loss) income from operations	(12,680)	(6.4)	3,270	1.2	(66,118)	(11.4)	32,810	3.8

Other income (expense):
Interest expense, net	(1,639)	(0.8)	(1,174)	(0.4)	(5,052)	(0.9)	(3,310)	(0.4)
Gain from legal settlements	2,284	1.1	-	-	2,284	0.4	-	-
Other income, net	624	0.3	125	-	580	0.1	1,363	0.2
Total other income (expense)	1,269	0.6	(1,049)	(0.4)	(2,188)	(0.4)	(1,947)	(0.2)
(Loss) income before income taxes	(11,411)	(5.7)	2,221	0.8	(68,306)	(11.7)	30,863	3.5

Income tax (benefit) expense	(4,827)	(2.4)	(1,450)	(0.5)	(28,505)	(4.9)	136	-
Net (loss) income	$(6,584)	(3.3)%	$3,671	1.3%	$(39,801)	(6.8)%	$30,727	3.5%

Net (loss) income per share:
Basic	$(0.30)		$0.18		$(1.92)		$1.49
Diluted	$(0.30)		$0.18		$(1.92)		$1.47

Weighted average number of shares outstanding:
Basic	22,280		20,191		20,777		20,646
Diluted	22,280		20,441		20,777		20,963

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	September 29, 2020 (unaudited)	December 31, 2019
Cash and cash equivalents	$64,924	$22,394
Total assets	$1,066,750	$1,072,084
Total debt	$126,800	$143,000
Shareholders’ equity	$308,911	$290,287

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Third Quarter Ended				Nine Months Ended
	September 29, 2020		October 1, 2019		September 29, 2020		October 1, 2019
Stock-based compensation (1)
Labor and benefits	$707	0.4%	$685	0.2%	$2,028	0.3%	$1,698	0.2%
General and administrative	2,312	1.2	1,476	0.5	4,774	0.8	4,841	0.6
Total stock-based compensation	$3,019	1.5%	$2,161	0.8%	$6,802	1.2%	$6,539	0.8%

Operating Data
Comparable restaurant sales % change	(30.2)%		(0.3)%		(34.5)%		1.3%
Restaurants opened during period	-		2		1		5
Restaurants open at period-end (2)	208		207		208		207
Restaurant operating weeks	2,704		2,681		8,097		7,957

(1)   Percentages represent percent of total revenues.
(2)   The Company owns and operates 209 restaurants, of which one is temporarily closed due to the COVID-19 pandemic.

Note Regarding Non-GAAP Financial Measures
The Company is reporting below certain non-GAAP financial results and related reconciliations to the corresponding GAAP financial measures. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. These measures should only be used to evaluate the Company’s results of operations in conjunction with corresponding GAAP measures.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company’s financial results for third quarter 2020 which may be accessed via the Company’s website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net (loss) income and (ii) non-GAAP adjusted diluted net (loss) income per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses or gains. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business. The Company believes that such non-GAAP adjusted financial information is used by analysts and others in the investment community to analyze the Company’s results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures may result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.

For the third quarter ended September 29, 2020 and October 1, 2019, non-GAAP adjusted net (loss) income and non-GAAP adjusted diluted net (loss) income per share excludes the net gain on lease transactions and the gain related to legal settlements.

For the nine months ended September 29, 2020 and October 1, 2019, non-GAAP adjusted net (loss) income and non-GAAP adjusted diluted net (loss) income per share excludes the net gain on lease transactions and the gain related to legal settlements, restaurant impairment charges and the charge to reserve for beer spoilage.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Third Quarter Ended
	September 29, 2020			October 1, 2019
	$	%	Per Share	$	%	Per Share
Net (loss) income & diluted net (loss) income per share, as reported	$(6,584)	(3.3)%	$(0.30)	$3,671	1.3%	$0.18
Gain on lease transactions, net	(1,940)	(1.0)	(0.09)	-	-	-
Gain from legal settlements	(2,284)	(1.1)	(0.10)	-	-	-
Tax effect – Gain on lease transactions, net (2)	477	0.2	0.02	-	-	-
Tax effect – Gain from legal settlements (2)	562	0.3	0.03	-	-	-
Non-GAAP adjusted net (loss) income & diluted net (loss) income per share	$(9,769)	(4.9)%	$(0.44)	$3,671	1.3%	$0.18

	Nine Months Ended
	September 29, 2020			October 1, 2019
	$	%	Per Share	$	%	Per Share
Net (loss) income & diluted net (loss) income per share, as reported	$(39,801)	(6.8)%	$(1.92)	$30,727	3.5%	$1.47
Gain on lease transactions, net	(1,940)	(0.3)	(0.09)	-	-	-
Gain from legal settlements	(2,284)	(0.4)	(0.11)	-	-	-
Impairment charge related to three restaurants (1)	12,009	2.1	0.58	-	-	-
Reserve for beer spoilage (1)	1,182	0.2	0.06	-	-	-
Tax effect – Gain on lease transactions, net (2)	477	0.1	0.02	-	-	-
Tax effect – Gain from legal settlements (2)	562	0.1	0.03	-	-	-
Tax effect – Impairment charge related to three restaurants (2)	(2,954)	(0.5)	(0.14)	-	-	-
Tax effect – Reserve for beer spoilage (2)	(291)	(0.1)	(0.01)	-	-	-
Non-GAAP adjusted net (loss) income & diluted net (loss) income per share	$(33,040)	(5.7)%	$(1.59)	$30,727	3.5%	$1.47

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

      (1)   Included in “Loss on disposal and impairment of assets” on the Consolidated Statements of (Loss) Income.
      (2)   The tax effect is based on the Company’s annual effective tax rate of 24.6% for the nine months ended September 29, 2020.

Restaurant Level Operating Margin

Restaurant level operating margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level operating margin differently than we do, restaurant level operating margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of (loss) income from operations to restaurant level operating margin for the third quarter and nine months ended September 29, 2020 and October 1, 2019 is set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	Third Quarter Ended				Nine Months Ended
	September 29, 2020		October 1, 2019		September 29, 2020		October 1, 2019
(Loss) income from operations	$(12,680)	(6.4)%	$3,270	1.2%	$(66,118)	(11.4)%	$32,810	3.8%
General and administrative	15,250	7.7	14,272	5.1	41,330	7.1	47,153	5.4
Depreciation and amortization	18,037	9.1	18,163	6.5	54,735	9.4	53,644	6.2
Restaurant opening	128	0.1	970	0.3	823	0.1	2,028	0.2
Loss on disposal and impairment of assets	177	0.1	931	0.3	14,502	2.5	3,618	0.4
Gain on lease transactions, net	(1,940)	(1.0)	-	-	(1,940)	(0.3)	-	-
Restaurant level operating margin	$18,972	9.5%	$37,606	13.5%	$43,332	7.5%	$139,253	16.0%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)
Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net (loss) income adjusted for certain expenses and gains/losses detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate these measures differently than we do, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

Supplemental Financial Information – Net (Loss) Income to Adjusted EBITDA
(Unaudited, dollars in thousands)

	Third Quarter Ended				Nine Months Ended
	September 29, 2020		October 1, 2019		September 29, 2020		October 1, 2019
Net (loss) income	$(6,584)	(3.3)%	$3,671	1.3%	$(39,801)	(6.8)%	$30,727	3.5%
Interest expense, net	1,639	0.8	1,174	0.4	5,052	0.9	3,310	0.4
Income tax (benefit) expense	(4,827)	(2.4)	(1,450)	(0.5)	(28,505)	(4.9)	136	-
Depreciation and amortization	18,037	9.1	18,163	6.5	54,735	9.4	53,644	6.2
Stock-based compensation expense	3,019	1.5	2,161	0.8	6,802	1.2	6,539	0.8
Other income, net	(624)	(0.3)	(125)	-	(580)	(0.1)	(1,363)	(0.2)
Loss on disposal and impairment of assets	177	0.1	931	0.3	14,502	2.5	3,618	0.4
Gain from legal settlements	(2,284)	(1.1)	-	-	(2,284)	(0.4)	-	-
Gain on lease transactions, net	(1,940)	(1.0)	-	-	(1,940)	(0.3)	-	-
Adjusted EBITDA	$6,613	3.3%	$24,525	8.8%	$7,981	1.4%	$96,611	11.1%

Percentages above represent percent of total revenues and may not reconcile due to rounding.